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Exhibit 10.30

SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release ("Agreement") is entered into between Renee Luhr ("Employee"), and Omnicell, Inc. ("Employer") (collectively, "the Parties").

        WHEREAS, the Parties agree that Employee's employment with Employer should terminate and that certain potential claims between them should be fully and finally resolved. In exchange for the good and valuable consideration set forth herein, the Parties agree as follows:

        1.    Termination of Employment.    Employee's employment with Employer will terminate as of the close of business on February 15, 2009 (the "Termination Date").

        2.    Pre-Existing Obligations.    Whether this Agreement is executed or not, Employee will receive:

          a.    Existing Benefits.    Employer will continue to pay Employee Employee's benefits (in effect immediately prior to execution of this Agreement) through the end of the month that includes the Termination Date.

          b.    MBO Eligibility.    Employee will remain eligible for a payout under the MBO program for Q4 of 2008 in accordance with the usual requirements of achievement of Employer objectives, achievement of Employee's MBO objectives as determined by Employee's management and approval by the Compensation Committee of the Omnicell Board of Directors for the payout under the overall MBO program generally.

        3.    Separation Benefits.    In consideration of Employee's obligations set forth in this Agreement, Employer agrees to provide to Employee the following (the "Separation Benefits"):

          a.    Separation Payment.    Within two (2) weeks following the expiration of the revocation period set forth in paragraph 6 below, Employer will pay Employee, in a lump sum amount, the sum of Two Hundred and Seventy-Seven Thousand, Six Hundred and Sixty-Six Dollars and Sixty-Six Cents ($277,666.66), less the usual withholdings for taxes, etc.

          b.    COBRA Health Insurance Benefits.    Employee shall have the opportunity to elect, by written notice, continuation health care coverage pursuant to COBRA, 29 U.S.C. § 1161 et seq., for a period beginning after the Termination Date and continuing for so long as required by law. To the extent that Employee is entitled to and does elect COBRA coverage, Employer will reimburse Employee for the Employer portion of Employee's COBRA premiums for a period of fourteen (14) months after the Termination Date, or until Employee becomes eligible for coverage under any other group health plan, whichever period is shorter.

          c.    Outplacement Services.    Employer agrees to provide Employee with outplacement services from an outplacement assistance firm to be determined by Employer.

          d.    No Other Payments.    Employer and the other entities released herein shall not be required to make any other payments to Employee, Employee's beneficiaries or dependents, or otherwise on Employee's behalf, except as specifically described herein. Employer will make tax withholding and other appropriate deductions from any payments described in this paragraph 3.

        4.    Employee Obligations.    In consideration of Employer's promises set forth herein, Employee agrees to the following obligations:

          a.    Return of Employer Property.    Employee agrees that, upon execution of this Agreement, Employee will have returned to Employer all company equipment and materials received by Employee in the course of Employee's employment, including without limitation any computer(s) or other equipment provided to Employee, all paper and electronic company documents including memoranda, customer lists, price lists, marketing materials, reports and analyses, and all copies thereof, and that Employee has destroyed any electronic copies of such materials remaining in Employee's possession after Employee has complied with the requirements of this paragraph. In the event Employee has not done so, Employer may, in its sole and absolute discretion, determine the value of such company equipment and materials not returned and deduct such value from any payments due under this Agreement, provided, that in no event shall the payments due under this Agreement be less than one week of Employee's base salary. No such deductions shall in any way limit Employer's ability to seek any other relief or otherwise enforce its rights with respect to any such company equipment and materials.

          b.    Proprietary Information Obligations.    Employee represents Employee has complied with all the terms of Employer's Proprietary Information and Inventions Agreement signed by Employee. Further, Employee agrees that, in compliance with the Proprietary Information Agreement, Employee will continue to preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to customers, customer lists, business and sales plans, products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, databases, other original works of authorship, financial information or other subject matter pertaining to any business of Employer or any of its employees, customers, clients or consultants.

        5.    General Release of Claims and Covenant Not to Sue by Employee.    Also in consideration of the promises made hereunder, to the maximum extent permitted by law, Employee agrees for Employee and Employee's heirs, beneficiaries, devisees, executors, administrators, attorneys, personal representatives, successors and assigns, hereby forever to release, discharge, and covenant not to sue Employer, its past, present, or future parents, subsidiaries, and/or other affiliates; all of the past and present directors, officers, shareholders, employees and other agents and representatives of such entities; and any employee benefit plans in which Employee is or has been a participant by virtue of employment with Employer from or for any and all claims, debts, demands, accounts, judgments, rights, causes of action, claims for equitable relief, damages, costs, obligations, responsibility and liability of every kind and character whatever (including attorneys' fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected, which Employee has against such entities as of the execution of this Agreement, including without limitation any and all claims arising out of Employee's employment with Employer or the termination thereof, and any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, retaliation, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, claims of any kind that may be brought in any court or administrative agency, including without limitation claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, and similar state or local statutes, ordinances, and regulations, provided, however, that this Agreement shall not extend to claims for pension, retirement, or savings benefits which are inalienable under the terms of any employee benefit plan.

        6.    Release of Age Discrimination Claims; Periods for Review and Reconsideration.

          a.     Employee understands and agrees that this Agreement includes a release of claims arising under the Age Discrimination in Employment Act (ADEA), and that this Agreement does not waive rights or claims that may arise after the date the waiver is executed. Employee understands and warrants that Employee has a period of twenty-one (21) days to review and consider this Agreement. Employee is hereby advised to consult with an attorney prior to executing the Agreement. By Employee's signature below, Employee warrants that Employee has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of the Agreement. Employee further understands that Employee may use as much or all of this 21-day period as Employee wishes before signing.

          b.     Employee further understands that Employee has seven (7) days after signing this Agreement to revoke the Agreement by notice in writing to Omnicell's Vice President, Human Resources, located at 1201 Charleston Road, Mountain View, CA 94043 ("Employer Contact"). This Agreement shall be binding, effective, and enforceable upon Employee upon the expiration of this seven-day revocation period without the Employer Contact having received such revocation, but not before such time. Employee understands and agrees that any payments hereunder shall not be made prior to the expiration of this seven-day revocation period.

        7.    Waiver of California Civil Code § 1542.    Employee hereby agrees to waive Section 1542 of the California Civil Code, which states:

  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

        8.    Taxes.    To the extent any taxes may be due beyond those withheld by Employer on any portion of payments made or other consideration provided pursuant to this Agreement, Employee agrees to pay such taxes and to indemnify and hold Employer and its agents and affiliates harmless for any tax payments owed, interest and/or penalties as a result of any failure by Employee to pay such taxes.

        9.    No Admission.    Employee understands and agrees that Employer has admitted no liability or obligation to provide the consideration contemplated herein.

        10.    Confidentiality.    Employee agrees not to disclose the existence or terms of this Agreement to any person other than Employee's lawyer, accountant, income tax preparer and spouse or domestic partner (if any), except pursuant to written authorization by Employer or as compelled by law, and that Employee will be responsible for any further disclosure of such information made by such persons. This Agreement may be used as evidence in any subsequent proceeding alleging its breach.

        11.    Severability and Consequences of Invalid Terms.    Should any portion or provision of this Agreement be found void or unenforceable for any reason by a Court of competent jurisdiction, the Parties intend that all portions and provisions of this Agreement be enforced to the maximum extent they would have been enforceable in the original Agreement. If such portion or provision cannot be so modified to be enforceable, the unenforceable portion shall be deemed severed from the remaining portions and provisions of this Agreement, which shall otherwise remain in full force and effect.

        12.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

        13.    Governing Law.    This Agreement shall be governed and construed in all respects in accordance with the laws of the State of California without regard to the conflict of laws rules contained therein.

        14.    Understanding and Authority.    There are no representations, promises or agreements between Employer and Employee other than those expressly set forth in herein. The Parties have read this Agreement in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it be final and binding.

        IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

Employee		Omnicell, Inc.

Signature	Date	Signature	Date

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  Exhibit 10.30